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                                                         Exhibit 99.1
FOR IMMEDIATE RELEASE



                    KINGS ROAD ENTERTAINMENT, INC. ANNOUNCES
                            SELECTION OF NEW DIRECTOR


PARKLAND, FL (March 16, 2002): KINGS ROAD ENTERTAINMENT, INC. (NASD Bulletin
Board: "KREN OB", Munich: "KIO" and the "Company") reported today that Mr. Michael Berresheim has resigned from the Company's Board of Directors and that, in addition, Mr. Berresheim has resigned as President, although he shall still remain a consultant to the Company for an indefinite period of time.

A new director, Mr. Wolfgang Stangl, has been appointed to the Board of Directors. Mr. Stangl has been selected for his extensive experience in the area of international finance, which will complement the Company's film, television and multimedia activities. The Company, which was founded in 1984 as an independent film production company, has lately been expanding into other areas of the audio-visual market.

Wolfgang Stangl, born 1960 in Besigheim, Germany, studied political science at the Free University of Berlin, earning his political science degree in 1985 at the Ludwig Maximillian University, Munich, where he worked for two years as assistant professor for international politics and economic affairs. In 1990, he became editor of the financial publication "Finanzwoche", as well as being active as investment consultant for Dr. Ehrhardt Asset Management, Munich. In 1993, Mr. Stangl joined the editorial department of the stock market publication "Borse-Aktuell" in Stuttgart, before starting up his own consultancy for securities account brokerage and asset management in 1994. He expanded into portfolio management, licensed in accordance with the German Moneylenders' Act, as founder and managing director of B & S Portfolio Management GmbH in 1997, until selling his share of the business in 2000. He then formed his own company Wolfgang Stangl Consulting, specializing in political consultancy and research in the key areas of international finance and capital markets. He has been sole managing director of PrimeCap Asset Management GmbH, a securities trading company, as a licensed broker and portfolio manager since May 2001.

Mr. Christian DeFrank, who joined the Company as Chief Operating Officer in May, 2001, has also assumed the position of Company President.

Likewise, Ms. Geraldine Blecker, who joined the Board of Directors as Company Secretary in May 2001 has assumed the additional Company position of Chief Executive Officer.

Any statements contained in this release that relate to future plans, events or performance are forward looking statements that involve risks and uncertainties, including, but not limited to, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and other risks identified in the Company's U.S. Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



For Further Information:

KINGS ROAD ENTERTAINMENT, INC.
Christian DeFrank: (COO) Tel.  (212) 414-5002